Exhibit 99.1

PRESS RELEASE

Contact:

Com21 Corporate Headquarters Com21 US PR Agency

Ralph Marimon, Chief Financial Officer Brian Solis, FutureWorks, Inc.

+1.408.953.9100 +1.408.428.0895, x 101

rmarimon@com21.com brian@future-works.com

Com21 EMEA PR Agency

Portfolio Communications

Richard Wolfe/Lisa Boustead

+44.207.240.6959

FOR IMMEDIATE RELEASE:

Com21 Transfers to NASDAQ SmallCap Market

MILPITAS, CA (October 1, 2002) - Com21, Inc. (NASDAQ:CMTO), a leading global provider of system solutions for the broadband access market, announced today that the NASDAQ Stock Market has approved its request to move the listing of its common stock from the NASDAQ National Market to the NASDAQ SmallCap Market, effective opening of business October 1, 2002. Com21 stock will continue to trade under the symbol CMTO. The Company received a NASDAQ Staff Determination on September 5, 2002 that it is out of compliance with the minimum bid price requirement of $1.00 per share set forth in Marketplace Rule 4450(a)(5). Com21 is transferring the listing of its common stock in order to take advantage of the extended grace period afforded by the NASDAQ SmallCap Market to meet the minimum $1.00 per share requirement. The Company has until at least December 3, 2002 to demonstrate compliance with the $1.00 per share requirement for a period of at least ten consecutive trading days. The Company may be eligible for an additional 180-day grace period after December 3, 2002, provided that Com21 meets the initial listing criteria for the SmallCap Market under NASDAQ rules.

About Com21, Inc.

Com21, Inc. (www.com21.com) is a leading global supplier of system solutions for the broadband access market. The Company's ATM, DOCSIS, and EuroDOCSIS -based products enable cable operators and service providers to deliver high-speed, cost-effective Internet and telephony applications to corporate telecommuters, small businesses, home offices, and residential users. To date, Com21 has shipped over two million cable modems and over 2,000 headend controllers worldwide.

Com21 is an ISO 9001 registered company with over 100 employees worldwide. The Company's corporate headquarters is located in Milpitas, California, USA, with its research and development facility in Cork, Ireland. In addition, Com21 maintains a European sales and support center in Delft, The Netherlands, as well as sales and support offices in the United States, Canada, Asia, and Latin America.

Safe Harbor Act Clause

This press release contains forward-looking information relating to the continued listing of the Company's common stock on the NASDAQ National and SmallCap Markets, which are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors created by those sections. The matters discussed in this press release may also involve risks and uncertainties concerning Com21's products and services described in Com21's filings with the Securities and Exchange Commissions (SEC). In particular, see the risk factors decribed in the Company's most recent Form 10K. Com21 assumes no obligation to update the forward-looking information contained in this press release.

Com21 is registered trademark of Com21, Inc., Milpitas, California, U.S.A. All other trademarks are the property of their respective owners.

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